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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the reference to our firm under the caption "Experts" in the Statement of Additional Information and to the use of our reports dated February 17, 2000 on the financial statements of First Fortis Life Insurance Company and our report dated March 29, 2000 on the financial statements of First Fortis Life Insurance Company Variable Account A in the Amendment No. 6 to the Registration Statement (Form S-2 No. 333-14761) and related Prospectus and Statement of Additional Information of First Fortis Life Insurance Company for the registration of flexible premium deferred combination variable and fixed annuity contracts.




                                                     /s/
                                                     Ernst & Young LLP


Minneapolis, Minnesota
April 27, 2000